Exhibit 99.1

Tenax Therapeutics Announces Review of Strategic Alternatives and Business Update

– Ladenburg Thalmann Engaged to Assist in the Process –
– John Kelley Resigns as CEO; Michael Jebsen, President and CFO, Appointed as Interim CEO –

Morrisville, NC, April 5, 2017 – Tenax Therapeutics, Inc. (NASDAQ: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market, today provided an update related to its business strategy, the clinical development of its product candidates and its management team:

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The Company’s Board of Directors is conducting a comprehensive review of strategic alternatives focused on maximizing stockholder value and has formed a strategic committee of three independent board members to supervise management in this review. In addition, the Company has engaged Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), as its financial advisor to assist in the strategic review process; including, but not limited to a merger, a business combination, a strategic investment into the Company, or a purchase, license or other acquisition of assets. This process may not result in any transaction and the Company does not intend to disclose additional details unless and until it has entered into a specific transaction.

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As reported earlier, the Company continues to believe levosimendan is an effective and safe inotrope to increase cardiac output in patients at risk for or with perioperative low cardiac output. Accordingly, the Company plans to continue pursuing a regulatory filing in Canada . The Company continues to evaluate the results of the LEVO-CTS clinical trial and feedback provided by the FDA in preparation for the pre-NDA meeting with the FDA to occur in May, while simultaneously exploring additional strategic options and alternatives that might enhance stockholder value.

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Effective April 3, 2017, John Kelley resigned as Chief Executive Officer of the Company and from the Company’s board of directors, but has agreed to provide consulting services to the Company for a period of time following his resignation. The Company’s Board of Directors appointed Michael Jebsen, the Company’s current President and Chief Financial Officer, as Interim Chief Executive Officer, effective immediately upon Mr. Kelley’s resignation. Mr. Jebsen previously served as Interim Chief Executive Officer for the Company from 2011 to 2013.

Ronald Blanck, Chairman of the Board of Directors for the Company, said: "We thank John for his contributions and wish him well for the future. This development does not change the focus or direction of the Company, which remains dedicated to enhancing shareholder value through the development and commercialization of products for the critical care market and we have complete confidence in Michael’s ability to lead the Company once again during this transitional stage of its development.”

“I thank the Board of Directors for this opportunity and look forward to building upon the foundation established through our prior drug development experience to bolster the Company’s product pipeline and commercialization efforts,” said Michael Jebsen.

About Tenax Therapeutics

Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing and commercializing products for the critical care market. For more information, visit www.tenaxthera.com.

About Levosimendan

Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to the Company’s need for additional funding to continue to operate as a going concern; risks associated with the Company’s ability to manage operating expenses and obtain additional capital as needed; the impact of significant reductions in the Company’s operations on its ability to develop its product candidates or maintain compliance with laws and regulations relating to public companies; the Company’s ability to maintain compliance with Nasdaq’s continued listing standards and policies and to maintain the listing and trading of its common stock on that exchange; uncertainties inherent in the conduct of clinical studies and the risk that the Company’s product candidates may not demonstrate adequate safety, efficacy or tolerability in one or more clinical studies for approval by regulatory authorities; the potential for the Company to sell or license part or all of its assets; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 16, 2017, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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